                                                                    EXHIBIT 12.1



                       Interep National Radio Sales, Inc.
                    Calculation of Earnings to Fixed Charges
                             (Thousands of dollars)

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

                                                                  Years Ended December 31,

                                                  1993        1994           1995             1996        1997
Earnings:
  Operating income (loss)                        $ 1,760    $ 3,213         $ 3,777         $ 1,794    $(3,563)
  Fixed charges                                    1,456      1,359           1,401           1,455      1,511
                                                ---------------------------------------------------------------
Earnings as adjusted                             $ 3,216    $ 4,572         $ 5,178         $ 3,249    $(2,052)
Fixed Charges:
  Interest on debt                               $ 3,191    $ 3,379         $ 3,494         $ 4,049    $ 3,888
  Amortization of debt issuance costs                 94         94              55              73         89
  Imputed interest portion of rent                 1,362      1,265           1,346           1,382      1,422
                                               ----------------------------------------------------------------
Total fixed charges                              $ 4,647    $ 4,738         $ 4,895         $ 5,504    $ 5,399

Deficiency of earnings to fixed charges          $ 1,431    $   166    $       -            $ 2,255    $ 7,451
                                               ================================================================
Ratio of earnings to fixed charges                                             1.06
                                                                            =======
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
                                                                                    Proforma (1)
                                             Three Months Ended             Year Ended     Three Months
                                                  March 31,                December 31,   Ended March 31,
                                                    1997      1998             1997            1998
Earnings:
  Operating income (loss)                        $(1,818)   $(3,250)        $(3,563)        $(3,250)
  Fixed charges                                      386        404           1,822             469
                                            ------------------------------------------------------------
Earnings as adjusted                             $(1,432)   $(2,846)        $(1,741)        $(2,781)

Fixed Charges:
  Interest on debt                               $   842    $ 1,017         $10,000         $ 2,500
  Amortization of debt issuance costs                 34         35             400             100
  Imputed interest portion of rent                   352        369           1,422             369
                                           -------------------------------------------------------------
Total fixed charges                              $ 1,228    $ 1,421         $11,822         $ 2,969

Deficiency of earnings to fixed charges          $ 2,660    $ 4,267         $13,563         $ 5,750
                                          ==============================================================
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(1)  Refer to the unaudited pro forma consolidated financial data for further detail.